[EXECUTION COPY]

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of July 20, 2011 (this “Agreement”), is entered into by and between Sterling Holdco Inc., a Delaware corporation (the “Company”), and William L. Ballhaus (the “Executive”).

WHEREAS, the Company desires to enlist the services and employment of the Executive on behalf of the Company as its Chief Executive Officer and a member of its Board of Directors (the “Board”) and as Chief Executive Officer and a member of the Board of Directors of the Company’s wholly-owned subsidiary, SRA International, Inc. (“SRA”, and its Board of Directors, the “SRA Board”), and the Executive is willing to render such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.          Employment Term. Except for earlier termination as provided for in Section 5 hereof, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and provisions of this Agreement, for the period commencing on July 25, 2011 (the “Commencement Date”) and ending on the third anniversary of such date (such period, the “Initial Term”), provided, that the term of the Executive’s employment thereafter shall automatically renew, upon the same terms and conditions, for successive periods of one year (each, an “Extended Term”), unless either party, at least 90 days prior to the expiration of the Initial Term or any Extended Term, shall give written notice to the other of its intention not to renew such employment. The period during which the Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Term”.

2.          Duties.

(a)        During the Employment Term, the Executive shall serve as Chief Executive Officer of the Company and SRA. In such capacities, the Executive shall perform such senior executive duties, services and responsibilities on behalf of the Company and SRA consistent with such positions as may be reasonably assigned to the Executive from time to time by the Board and the SRA Board. In performing such duties hereunder, the Executive will report directly to the Board and the SRA Board.

(b)        During the Employment Term, except as provided in the next two following sentences, the Executive shall devote his full business time, attention and skill to the performance of his duties, services and responsibilities hereunder, and shall use his best efforts to promote the interests of the Company and SRA, and the Executive shall not engage in any other business activity without the approval of the Board. Notwithstanding the preceding sentence, the Executive shall be permitted to (i) manage his personal investments and (ii) following consultation with the Board, serve on civic and charitable boards of directors and committees, and in the case of each of (i) and (ii), so long as such activities neither (x) interfere with the performance of his duties hereunder nor (y) violate Section 7 hereof. Furthermore, the parties understand that the Executive currently serves on the boards of directors of two for-profit organizations (GeoEye, Inc. and DynCorp International), and the Executive shall be given a reasonable period of time following the Commencement Date to resign from his positions on such boards and to transition his duties thereunder.

(c)        During the first ten (10) business days of the Employment Term, the Company shall take such steps as are necessary or appropriate to cause the Executive to be appointed Chief Executive Officer of SRA and a member of the SRA Board.

(d)        During the Employment Term, the Executive shall perform his services hereunder in, and shall be headquartered at, the principal offices of the Company in Fairfax, Virginia, except for business travel related to business and activities of the Company.

3.          Compensation and Benefits.

(a)        Base Salary. During the Employment Term, in full consideration of the performance by the Executive of his obligations hereunder (including any services as an officer, director, employee or member of any committee of any affiliate of the Company, or otherwise on behalf of the Company), the Executive shall receive from the Company a base salary (the “Base Salary”) at an annual rate of $840,000 per year, payable in accordance with the normal payroll practices of the Company then in effect. During the Employment Term, the Base Salary shall be subject to periodic review, and the Executive shall be eligible to receive increases (but not decreases absent the Executive’s written consent) in the Base Salary from time to time as determined in the sole discretion of the Board.

(b)        Annual Bonus. During the Employment Term, the Executive shall be eligible to receive an annual cash bonus (an “Annual Bonus”) in respect of each of the Company’s fiscal years (including the fiscal year ending June 30, 2012 as if the Executive was employed as of July 1, 2011), with a target bonus opportunity (“Target Bonus Amount”) equal to a minimum of 100% of the Base Salary, subject to and based on the achievement of such individual and corporate performance goals as may be established with respect to each calendar year by the Board in consultation with the Executive. The Executive shall also be entitled to an Annual Bonus in excess of the Target Bonus Amount for outperformance of the applicable goals if and to the extent provided in the annual bonus program. Any Annual Bonus earned by the Executive shall be paid to him in cash in a lump sum no later than 75 calendar days following the end of the fiscal year for which such bonus is earned. Subject to Section 6, the Executive shall be entitled to receive an Annual Bonus for any given fiscal year pursuant to this Section 3(b) only if the Executive is employed on the last day of such fiscal year.

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(c)           Signing Bonus. Subject to Sections 6(e), the Company shall pay to the Executive a one-time bonus in the amount of $5,500,000 (the “Signing Bonus”), which shall be payable to the Executive no later than August 31, 2011.

(d)           Retention Bonus. The Company shall pay to the Executive a one-time retention bonus (the “Retention Bonus”) in the amount of $2,000,000 on the earlier of (x) August 31, 2012 and (y) the date on which a “change in control” (to be as defined in the Company’s management equity compensation program) occurs, subject to the Executive continuing to be employed with the Company through such payment date (except as otherwise provided in Section 6(b)(iv)).

(e)           Equity Compensation. As soon as practicable after the Commencement Date, the Company will grant to the Executive the following equity-based incentive awards pursuant to an equity compensation program to be adopted by the Company:

(i)        The Executive will be granted shares of restricted Company common stock having a grant date value equal to $1 million (the “First Award”). The First Award will be subject to time-based vesting in annual increments of 20% per year on the first five (5) anniversaries of the Commencement Date, subject to the Executive’s continued employment on the applicable vesting dates. The form, terms and conditions applicable to the First Award will be as mutually agreed but will not be less favorable than applicable to other members of senior management and will in any event provide that (1) upon a change in control, the First Award will become fully vested, and (2) upon a termination of the Executive’s employment (x) in a Qualifying Termination (as defined below) or (y) by reason of the Executive’s death or Disability, one additional 20% installment of the First Award immediately shall vest. With the mutual agreement of the Company and the Executive (with the agreement of the Company not to be unreasonably withheld or delayed), the foregoing award shall be granted as restricted stock units rather than shares of restricted stock (but otherwise consistent with this Section 3(e)(i)).

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(ii)        The Executive will be granted performance-based restricted stock units (collectively, the “Second Award”) that will vest based on the cash-on-cash return achieved by the investment funds affiliated with Providence Equity Partners L.L.C. (the (“Providence Funds”) on its investment in the Company. Vesting of the Second Award will begin when the Providence Funds achieve a 1.1x cash-on-cash return on their investment in the Company and will fully vest when the Providence Funds achieve a 3x cash-on-cash return on their investment in the Company (with vesting in between such return levels to be subject to “plateaus” at the 2x and 3x return levels). The vesting schedule will be structured so as to provide the Executive with approximately $18 million of value at 2.75x return levels and approximately $29 million of value at 3x return levels. The form, terms and conditions of the Second Award will be as mutually agreed but will not be less favorable than applicable to other members of senior management. In addition, the Second Award shall provide that (A) upon a change in control, it will become vested to the extent that the applicable performance goals are satisfied (and will otherwise be forfeited), and (B) upon a termination of the Executive’s employment for any reason prior to the change in control, it will be forfeited; provided, that if the Executive’s employment is terminated by the Company without Cause, by the Executive with Good Reason, by reason of the Executive’s death or Disability, or by reason of the Company’s non-renewal of the Employment Term, in each case prior to a change in control, and a change in control occurs within six months after the Termination Date (or a definitive agreement is executed providing for a change in control within six months after the Termination Date and such change of control is ultimately consummated), then the Second Award shall not terminate and will become vested to the extent that the applicable performance goals are satisfied as if the Executive had remained employed through the date of the change in control.

(f)          Benefits. During the Employment Term, the Executive shall be entitled to participate in employee benefit plans, policies, programs and arrangements (including, without limitation, paid holidays, and sick leave), as may be amended from time to time, on terms at least as favorable as other senior executives of the Company and SRA to the extent the Executive meets the eligibility requirements for any such plan, policy, program or arrangement. The Executive will be entitled to four weeks of vacation annually.

(g)         Indemnification. During the Employment Term, the Executive shall be entitled to indemnification rights pursuant to the By-Laws, policies and agreements of the Company and SRA on the same terms as indemnification is generally provided to the Company’s officers and directors and SRA’s officers and directors, and in each case the indemnification shall include advancement of legal expenses to the Executive in the event of a covered event.

4.           Withholding Taxes. The Executive shall be solely responsible for taxes imposed on the Executive by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to applicable withholding.

5.           Termination.

(a)         The Executive’s employment with the Company and the Employment Term shall terminate upon the expiration of the Employment Term or upon the earlier occurrence of any of the following events (the date of termination, the “Termination Date”):

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(i)        The termination of employment by reason of the Executive’s death.

(ii)       The mutual agreement between the Company and the Executive that the employment of the Executive with the Company shall be terminated.

(iii)      The termination of the Executive’s employment by the Company for Cause. Termination of employment for “Cause” shall mean termination based on the occurrence of any of the following: (w) the Executive’s commission or conviction of, or entry of a plea of guilty or nolo contendere to, any felony or any other crime (whether or not a felony) involving moral turpitude, deceit, dishonesty or fraud; (x) the Executive’s continued failure or refusal to perform any material duty to the Company or its affiliates which is customarily attached to his position (other than by reason of his death or Disability, and taking into account normal vacation periods or other approved leaves of absence), (y) gross negligence or willful misconduct of the Executive in the performance of his duties; or (z) a material breach by the Executive of any material agreement (including but not limited to this Agreement) to which the Executive and the Company or any of its affiliates are now or hereafter parties. The Company shall provide written notice to the Executive specifying in reasonable detail the circumstances claimed to constitute Cause and, except in the case of acts described in clause (w) of this sentence, the Executive shall have a period of 30 days to cure any acts, if such acts may be corrected, which would otherwise give the Company the right to terminate his employment for Cause. No action to terminate the Executive’s employment for Cause shall be taken unless the Executive has been given a reasonable opportunity within such 30 day period to appear before the Board and provide any information which he considers relevant to the determination of whether Cause exists.

(iv)      The termination of employment by the Company for Disability. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties, services and responsibilities hereunder by reason of a physical or mental infirmity, as reasonably determined by the Board in consultation with at least one licensed, qualified physician, for a total of 180 days in any twelve-month period during the Employment Term.

(v)       The termination of employment by the Company other than for Cause or Disability, meaning without Cause.

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(vi)      The termination of employment by the Executive for Good Reason. “Good Reason” shall mean, without the Executive’s written consent, the occurrence of any of the following: (A) any material diminution in the Executive’s authority, duties or responsibilities as Chief Executive Officer of the Company or SRA, or the Company’s or SRA’s change in the Executive’s title having similar effect, or the Company’s or SRA’s removal of the Executive from his position as Chief Executive Officer or member of the Board of Directors of the Company or SRA; (B) the relocation of the Company’s or SRA’s principal offices out of the Washington D.C./Northern Virginia metropolitan area; (C) a reduction in the Executive’s Base Salary, (D) a material breach by the Company or SRA of any material agreement (including this Agreement) between the Executive and the Company, SRA, or their respective affiliates, including the failure to pay compensation hereunder when due, or (E) the failure of a successor to the Company or SRA, as applicable, or the purchaser of all or substantially all of the assets of the Company or SRA, as applicable, to expressly agree to assume this Agreement within 5 days of becoming a successor or purchasing the assets and perform the obligations hereunder of the Company or SRA, as applicable. In order for a termination by the Executive to constitute a termination for Good Reason, the Executive must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the 90th day after the Executive knows of such circumstance and provide the Company with at least 30 days within which to cure such circumstances before terminating employment, and, failing a cure, the Executive must terminate his employment within 30 days following the expiration of such cure period.

(vii)      The termination of employment by the Executive other than for Good Reason.

(b)          The Company must provide the Executive with 30 days’ advance written notice of its intention to terminate the Executive’s employment for any reason other than Cause. The Executive must provide the Company with 30 days’ advance written notice of his intention to terminate his employment for any reason.

(c)          In the event of termination of the Executive’s employment, for whatever reason (other than death or Disability), the Executive agrees to cooperate with the Company and to be reasonably available to the Company for a reasonable period of time thereafter with respect to matters arising out of the Executive’s employment hereunder or any other relationship with the Company, whether such matters are business-related, legal or otherwise. The Company shall reimburse the Executive for all expenses reasonably incurred by the Executive at the request of the Company during such period in connection with such cooperation with the Company. Any such cooperation shall take into account any responsibilities to which the Executive is subject to a subsequent employer or otherwise.

(d)          Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all other positions with the Company and its affiliates (including without limitation his position as an officer of SRA and a member of the SRA Board), except that such deemed resignation shall not be construed to reduce the Executive’s economic entitlements under this Agreement arising by reason of such termination.

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6.           Termination Payments.

(a)         Accrued Compensation. Upon any termination of the Executive’s employment, the Executive (or the Executive’s estate or personal representative, if applicable) shall be entitled to receive: (i) any accrued and unpaid Base Salary as of the Termination Date; (ii) all accrued and unpaid benefits under any benefit plans, policies, programs or arrangements in which the Executive participated as of the Termination Date in accordance with the applicable terms and conditions of such plans, policies, programs or arrangements; and (iii) reimbursement of reasonable and necessary business expenses incurred by the Executive in connection with the Executive’s employment on behalf of the Company on or prior to the Termination Date but not previously reimbursed to the Executive (the “Accrued Compensation”). In addition, if the Executive’s employment terminates by reason of his death or Disability, then, within 30 days following the Termination Date, the Company shall pay to the Executive (or the Executive’s estate or personal representative, if applicable) (x) a lump sum amount equal to the Executive’s target annual bonus opportunity pro rated for the elapsed portion of the fiscal year in which the Termination Date occurs (the “Pro Rata Bonus”) and (y) if the Signing Bonus and/or Retention Bonus has not been paid on or prior to the Termination Date, the Retention Bonus and/or the Signing Bonus, as applicable.

(b)         Severance. If the Executive’s employment with the Company terminates pursuant to Subsection (v) or (vi) of Section 5(a) hereof, or if the Company shall give the Executive notice of non-renewal of the Employment Term and the Executive shall elect to terminate his employment at the conclusion of the Employment Term (in each case, a “Qualifying Termination”), the Executive shall be entitled to receive: (i) the Accrued Compensation; (ii) severance pay equal to two (2) times the sum of the Executive’s Base Salary and Target Bonus Amount at the rate in effect on the Termination Date, to be paid in 24 monthly installments following the Termination Date (the “Regular Severance Payment”) (provided, that (x) if such termination occurs within a two (2) year period following a change in control, then such severance pay shall instead be equal to three (3) times the sum of the Executive’s Base Salary and Target Bonus Amount at the rate in effect on the Termination Date (the “Enhanced Severance Payment”), and (y) if such termination occurs prior to a change in control and a change in control occurs within six months after the Termination Date (or a definitive agreement is executed providing for a change in control within six months after the Termination Date and such change of control is ultimately consummated), then an additional amount of severance pay equal to the excess of the Enhanced Severance Payment over the Regular Severance Payment shall be paid in equal installments over the remaining installment dates applicable to the Regular Severance Payment); (iii) the Pro Rata Bonus; (iv) if the Signing Bonus and/or Retention Bonus has not been paid on or prior to the Termination Date, the Signing Bonus and/or Retention Bonus, as applicable; and (v) for a period of 18 months following the Termination Date, continued medical coverage at the same premium rate that active senior executives pay for such coverage. Subject to Section 6(c) hereof, the first of the installments contemplated by clause (ii), the Pro Rata Bonus, the Signing Bonus, and the Retention Bonus shall be paid on the 30th day following the Termination Date.

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(c)        Release; Full Satisfaction. Notwithstanding any other provision of this Agreement, no amount described in Section 6(b)(ii)-(v) shall become payable under this Agreement unless the Executive or the Executive’s estate or personal representative executes a general release of claims substantially in the form attached hereto as Exhibit A within 30 days following the Termination Date. The payments to be provided to the Executive pursuant to this Section 6 upon termination of the Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to the Executive upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by the Company or its affiliates.

(d)        Additional Payments. The Company agrees that, in connection with an initial public offering of the Company or an affiliate of the Company established for the purpose of effecting a public offering with respect to the equity of the Company, the Board shall reasonably consider in good faith (in light of market trends, comparable companies or other data or information reasonably determined by the Board in good faith to be relevant to such consideration) an amendment to this Agreement or execution of a new agreement that provides the Executive with an indemnification from the taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to a change in the “ownership or effective control” of a corporation or change in the ownership of “a substantial portion of the assets of a corporation,” as defined under Section 280G of the Code and the regulations thereunder.

(e)        Repayment of Signing Bonus. If, prior to the first anniversary of the Commencement Date, the Executive’s employment is terminated by the Company for Cause or if the Executive terminates his employment without Good Reason, the Executive shall repay, prior to May 1 of the year following such termination, a portion of the Signing Bonus to the Company determined by multiplying the amount of the Signing Bonus by a fraction, the numerator of which is 365 minus the number of days elapsed since the Commencement Date, and the denominator of which is 365. If the Executive refuses to repay the portion of the Signing Bonus determined as aforesaid, the Executive shall reimburse the Company for any costs (including reasonable attorney’s fees) incurred by the Company in connection with the Company’s enforcement of the Executive’s repayment obligation in this Section 6(e).

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(f)           Effect of Certain Termination. If, within six (6) months following the date of this Agreement, a prior employer of the Executive commences or threatens a legal proceeding that, in the judgment of the Board made reasonably and in good faith, materially impairs the Executive’s ability to fully perform the services contemplated by this Agreement, the Company may elect to terminate the Executive’s employment (a “Special Termination”). The Special Termination will be treated as a termination without Cause for purposes of this Agreement, except that (x) the severance payments contemplated by clauses (ii) and (iii) of Section 6(b) shall not be payable and (y) the additional installment of vesting contemplated by Section 3(e)(i) shall not occur. In addition, in the event of a Special Termination, (x) the noncompetition clause set forth in Section 7(b) shall not apply, (y) the non-solicitation clause set forth in Section 7(c) shall not apply other than with respect to employees and (z) the non-solicitation clause set forth in Section 7(c) shall apply with respect to employees for a period of 180 days following the Termination Date only. For avoidance of doubt, neither of the parties believes that the Executive’s provision of services to the Company pursuant to this Agreement would result in any meritorious legal proceeding.

7.           Executive Covenants.

(a)         Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information relating to the Company and its subsidiaries (collectively, the “Company Group”), including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group, and other forms of information considered by the Company reasonably and in good faith to be confidential and in the nature of trade secrets (“Confidential Information”). The Executive agrees that during the Employment Term and thereafter, the Executive will not, other than on behalf of the Company Group, disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, that disclosure may be made to the extent required by law, regulation or order of a regulatory body, in each case so long as the Executive gives the Company as much advance notice of the disclosure as possible to enable the Company to seek a protective order, confidential treatment, or other appropriate relief. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Employment Term, the Executive will promptly supply to the Company (i) all property of the Company Group and (ii) all notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document containing Confidential Information produced by, received by or otherwise submitted to the Executive during or prior to the Employment Term.

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(b)           Non-competition. By and in consideration of the Company entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder, and further in consideration of the Executive’s exposure to the proprietary information of the Company Group, the Executive agrees that the Executive will not, during the Non-competition Term (as defined below), (i) directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below) or (ii) provide services to, or otherwise assist or co-invest with, any private equity investment firm (or any investment fund or other affiliate of such firm) in connection with such firm’s acquisition of a Restricted Enterprise; provided in each case that in no event shall the Executive’s passive ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Subsection (b) of this Section 7. Following termination of the Employment Term, upon request of the Company during the Non-competition Term, the Executive shall notify the Company of the Executive’s then current employment status.

For purposes of this Agreement:

(1)	The “Non-competition Term” shall mean the period beginning on the date of this Agreement and ending on the second anniversary of the Termination Date.

(2)	“Restricted Enterprise” shall mean any entity as to which both clause (a) below and clause (b) below are satisfied:

(a)	Such entity is known by the Company to be or to have been competing for contracts (i) that are held by the Company Group at the Termination Date, (ii) that were held by the Company Group within the twelve (12) month period prior to the Termination Date, (iii) on which the Company Group is bidding at the Termination Date or did bid within the twelve (12) month period prior to the Termination Date or (iv) on which the Company Group has devoted substantial time and resources within the twelve (12) month period prior to the Termination Date in preparation for a bid; and

(b)	All of the contracts as to which such entity is or was competing under clause (i) through (iv) above have or had an aggregate potential revenue of not less than $50 million per year;
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provided, that only the highest twelve (12) entities (determined by potential revenue as calculated pursuant to clause (b)) shall be considered Restricted Enterprises. Not later than ten (10) business days after the Termination Date, the Company shall provide the Executive with a list of the Restricted Enterprises and such supporting documentation as the Executive shall reasonably request related to the determination thereof. If an entity (or group of affiliated entities) consists of one or more businesses, divisions, sectors, or other business groups that are Restricted Enterprises and one or more businesses, divisions, sectors, or other business groups that are not Restricted Enterprises (a “Mixed Business”, and the portion that does not include Restricted Enterprises, the “Noncompeting Business”), then (I) “Restricted Enterprise” shall not include that portion of the Mixed Business that is a Noncompeting Business and the Executive may provide services to, and take any of the other actions otherwise prohibited in Section 7(b) above with respect to, the Noncompeting Business, provided that the Executive does not provide any Confidential Information to the portion of the entity that is a Restricted Enterprise, and (II) the Executive may serve as CEO of the Mixed Business or in another senior executive capacity of the Mixed Business and his providing of CEO or senior executive services to the Mixed Business, and, in connection therewith, taking any of the other actions otherwise prohibited in Section 7(b) above with respect to the Mixed Business, shall be permitted by this Agreement so long as (A) the day to day operations and strategy of the Restricted Enterprise is under the direction of executives other than the Executive, (B) the annual revenues of the Restricted Enterprise account for one-third (33%) or less of the annual revenues of the Mixed Business and (C) the Executive does not provide any Confidential Information to the portion of the entity that is a Restricted Enterprise.

(c)           Non-solicitation. During the Non-competition Term, the Executive shall not, and shall not cause any other person to, (i) interfere with or harm, or attempt to interfere with or harm, the relationship of any member of the Company Group with any Restricted Person (as defined below), or (ii) endeavor to entice any Restricted Person away from any member of the Company Group. For purposes of this Agreement, “Restricted Person” shall mean any person who at any time during the Employment Term was an employee or customer of any member of the Company Group, or otherwise had a material business relationship with any member of the Company Group.

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(d)           Non-disparagement. During the Employment Term and for two years thereafter, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding any member of the Company Group or any of their affiliates, directors, officers or employees, and the Company shall not make or publish any disparaging statements (whether written or oral) regarding the Executive or any member of his immediate family.

(e)           Proprietary Rights.

(i)           Developments. The Executive agrees that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights and other rights throughout the world) in any inventions, works of authorship, ideas or information made or conceived or reduced to practice, in whole or in part, by the Executive (either alone or with others) during the Employment Term (collectively “Developments”); provided, that the Company shall not own any of the foregoing (which shall not constitute “Developments”) for which no equipment, supplies, facility or trade secret information of the Company Group was used and which were developed entirely on the Executive’s time, and (x) which do not relate (A) to the business of the Company Group or (B) to the Company Group’s actual or demonstrably anticipated research or development, or (y) which do not result from any work performed by the Executive for the Company Group. Subject to the foregoing, the Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others during the Employment Term. The Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. The Executive shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. The Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on the Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Executive. In addition, and not in contravention of any of the foregoing, the Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, § 101). The obligations of the Executive described herein shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive during the Employment Term.

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(ii)          Moral Rights. To the extent allowed by law, subsection (i) above includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent the Executive retains any such Moral Rights under applicable law, the Executive hereby waives such Moral Rights and consents to any action consistent with the terms of this Agreement with respect to such Moral Rights. The Executive will confirm any such waivers and consents from time to time as requested by the Company.

(f)           Remedies. The Executive agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company Group for which the members of the Company Group would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 7 are reasonable and necessary to protect the businesses of the Company Group because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses. Should a court, arbitrator or other similar authority determine, however, that any provisions of the covenants contained in this Section 7 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid.

The existence of any claim or cause of action by the Executive against any member of the Company Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 7 unless the Company, prior to the commencement of an enforcement action, has failed to timely pay to the Executive any of the compensation or benefits to which Executive is entitled pursuant to the terms of this Agreement.

8.           Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

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9.            Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail, postage prepaid, return receipt requested or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to the appropriate party’s address or fax number below (or such other address and fax number as a party may designate by notice to the other parties):

If to the Company:	Sterling Holdco Inc.

c/o Providence Equity Partners L.L.C.

Nine West 57th Street, Suite 4700

New York, New York 10019

Attention: Christopher C. Ragona

Facsimile: (212) 588-6701

with copies, which shall not constitute notice, to:

SRA International, Inc.

4300 Fair Lakes Court

Fairfax, VA 22033

Attention: General Counsel

Facsimile: (703) 227-7050

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: William D. Regner

Facsimile: (212) 909-6836

If to the Executive:	To the address most recently on file with the Company.

10.           Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

11.           Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

12.           Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

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13.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to the principles of conflict of laws.

14.           Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

15.           Headings. The headings contained herein are solely for purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

16.           Applicability of Section 409A of the Code. It is intended that this Agreement comply with section 409A of the Code and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”). Notwithstanding anything to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Section 409A. To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (b) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A. If any paragraph of this Agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company.

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17.           Payments by Subsidiaries. The Executive acknowledges that one or more payments hereunder may be paid by one or more of the Company’s subsidiaries (including, without limitation, SRA), and the Executive agrees that any such payment made by such subsidiary shall satisfy the obligations of the Company hereunder with respect to (but only to the extent of) such payment.

18.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board, and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

EXECUTIVE	STERLING HOLDCO INC.

/s/ William L. Ballhaus	/s/ William L. Ballhaus
William L. Ballhaus	Name:	William L. Ballhaus
	Title:	Chief Executive Officer

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Exhibit A
Form of General Release

1.        General Release. In consideration of the terms and conditions of that certain employment agreement by and between (among others) William L. Ballhaus (“Ballhaus”) and SRA International, Inc. (the “Company”), dated as of July 20, 2011 (the “Employment Agreement”), and with the intention of binding Ballhaus and Ballhaus’s heirs, executors, administrators and assigns, Ballhaus does hereby release, remise, acquit and forever discharge the Company, its subsidiaries and affiliates (collectively, the “Company Affiliated Group”), Providence Equity Partners L.L.C. and its affiliates (including those investment vehicles which are directly or indirectly managed by Providence Equity Partners L.L.C. and those entities which serve as the general partner or managing member of any such vehicles) and each of their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which Ballhaus, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”), including, without limitation, (i) arising out of or in connection with Ballhaus’s services to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity and the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for violation of or failure to comply with any public policy and (v) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the Older Workers Benefit Protection Act, or any other federal or state statute or local ordinary pertaining to discrimination in employment or the termination of employment, excepting only:

(a)        the payments, rights, interests and/or benefits to which Ballhaus is entitled under the Employment Agreement and any rights with respect to equity compensation granted to Ballhaus in accordance with the terms of such equity compensation;

(b)        the right of Ballhaus to receive benefits required to be provided in accordance with applicable statute, including, for example, continued medical coverage under COBRA;

(c)        claims (i) for vested benefits under any health, disability, retirement or other, similar employee benefit plan or arrangement of the Company Affiliated Group incurred prior to the date hereof and (ii) for earned but unused vacation pay through the date of termination in accordance with applicable policy of the Company Affiliated Group;

(d)        rights to indemnification Ballhaus may have (i) under applicable corporate law, (ii) under the by-laws, certificate of incorporation or other organizational documents of any Company Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e)        claims for the reimbursement of unreimbursed business expenses properly incurred prior to the date of termination pursuant to applicable policy of the Company Affiliated Group; and

(f)        any claim based upon events that occur after the effective date of this Release of Claims.

2.            No Admissions, Complaints or Other Claims. Ballhaus acknowledges and agrees that this Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. Ballhaus also acknowledges and agrees that Ballhaus has not, with respect to any transaction or state of facts existing prior to the date hereof, (i) filed any Actions against any Company Released Party with any governmental agency, court or tribunal or (ii) assigned or transferred any Action to a third party.

3.            Application to all Forms of Relief. This Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

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4.        Specific Waiver. Ballhaus specifically acknowledges that Ballhaus’s acceptance of the terms of this Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law Ballhaus is not permitted to waive, except that, with respect to any such right or Action, Ballhaus does waive any right to money damages. This Release of Claims shall not affect Ballhaus’ rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this Release of Claims and does not purport to limit any right Ballhaus may have to file a charge under the ADEA or other civil rights statute, or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Release of Claims does, however, waive and release any right by Ballhaus to recover damages in any proceeding under the ADEA or other civil rights statute.

5.        Voluntariness. Ballhaus acknowledges and agrees that Ballhaus is relying solely upon Ballhaus’s own judgment; that Ballhaus is over eighteen years of age and is legally competent to sign this Release of Claims; that Ballhaus is signing this Release of Claims of Ballhaus’s own free will; that Ballhaus has read and understood the Release of Claims before signing it; and that Ballhaus is signing this Release of Claims in exchange for consideration that Ballhaus believes is satisfactory and adequate. Ballhaus also acknowledges and agrees that Ballhaus has been informed of the right to consult with legal counsel and has been encouraged to do so.

6.        Complete Agreement/Severability. This Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Release of Claims. All provisions and portions of this Release of Claims are severable. If any provision or portion of this Release of Claims or the application of any provision or portion of the Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7.        Acceptance and Revocability. Ballhaus acknowledges that Ballhaus has been given a period of 21 days within which to consider this Release of Claims, unless applicable law requires a longer period, in which case Ballhaus shall be advised of such longer period and such longer period shall apply. Ballhaus may accept this Release of Claims at any time within this period of time by signing the Release of Claims and returning it to the Company. This Release of Claims shall not become effective or enforceable until seven (7) calendar days after Ballhaus signs it. Ballhaus may revoke Ballhaus’s acceptance of this Release of Claims at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this Release of Claims for all purposes.

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8.        Governing Law. Except for issues or matters as to which federal law is applicable, this Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

/s/ William L. Ballhaus
William L. Ballhaus

Dated:	July 20, 2011

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